AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION
THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of December 14, 2018, among Global X Funds, a Delaware statutory trust, with its principal place of business at 600 Lexington Avenue, 20th Floor, New York, NY 10022 (“Acquiring Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “Acquiring Funds” on Schedule A attached hereto (“Schedule A”) (each such series referred to herein as an “Acquiring Fund”); Horizons ETF Trust I, a Delaware statutory trust, with its principal place of business at 1 Landmark Square, 7th Floor, Stamford, CT 06901 (“Target Trust”), on behalf of each series thereof listed under the heading “Target Funds” on Schedule A (each such series referred to herein as a “Target Fund”); and, solely for purposes of paragraph 6, Global X Management Company, LLC, investment adviser to each Acquiring Fund (“Investment Adviser”). (Acquiring Trust and Target Trust are each sometimes referred to herein as an “Investment Company,” and each Acquiring Fund and each Target Fund are each sometimes referred to herein as a “Fund.”) Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by a Fund, and of and by the Investment Company of which that Fund is a series, on its behalf, shall be the agreements, covenants, representations, warranties, actions, and obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by the Investment Company of which that Fund is a series on that Fund’s behalf, and (3) in no event shall any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by a Fund, or Investment Company on behalf of that Fund, of its agreements, covenants, representations, warranties, actions, and obligations set forth herein.
Each Investment Company wishes to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intends this Agreement to be, and adopts it as, a “plan of reorganization” within the meaning of the United States Department of Treasury regulations under the Code (“Regulations”). The reorganization will involve Target Fund changing its identity – by converting from a series of Target Trust to a series of Acquiring Trust – by (1) transferring all its assets to the corresponding Acquiring Fund (which is being established solely for the purpose of acquiring those assets and continuing Target Fund’s business) in exchange solely for (a) voting shares of beneficial interest (“shares”) in Acquiring Fund of equal value to the aggregate net assets of Target Fund, (b) Acquiring Fund’s assumption of all of Target Fund’s liabilities, (2) distributing those shares pro rata to Target Fund’s shareholders as described herein in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes), and (3) terminating Target Fund, all on the terms and conditions set forth herein (all the foregoing transactions being referred to herein collectively as the “Reorganization”). The consummation of any Reorganization shall not be contingent on the consummation of any other Reorganization.
Each Investment Company’s board of trustees (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Non-Interested Persons”) of either Investment Company, (1) has duly adopted and approved this Agreement and approved the transactions contemplated hereby, (2) has duly authorized performance thereof on its Fund’s behalf by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of the Fund that is a series thereof and, in the case of Target Fund, that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.
Shares offered by Target Fund (“Target Fund Shares”) have characteristics substantially similar to shares offered by Acquiring Fund (“Acquiring Fund Shares”).
In consideration of the mutual promises contained herein, the Investment Companies agree as follows:
1.    PLAN OF REORGANIZATION AND TERMINATION
1.1.    Subject to the requisite approval of Target Fund’s shareholders and the terms and conditions set forth herein, Target Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to Acquiring Fund. In exchange therefor, Acquiring Fund shall:
(a)    issue and deliver to Target Fund the number of full Acquiring Fund Shares equal to the number of full Target Fund Shares then outstanding, and
(b)    assume all of Target Fund’s liabilities described in paragraph 1.3 (“Liabilities”).
Acquiring Fund Shares shall be delivered to Target Fund in a Creation Unit aggregation. Those transactions shall take place at the Closing (as defined in paragraph 2.1).
1.2.    The Assets shall consist of all assets and property of every kind and nature – including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, and books and records – Target Fund owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on Target Fund’s books at that time; and Target Fund has no unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to Acquiring Trust.
1.3.    The Liabilities shall consist of all of Target Fund’s liabilities, debts, obligations, and duties existing at the Effective Time, excluding Reorganization Expenses (as defined in paragraph 3.3(e)) borne by the Investment Adviser pursuant to paragraph 6. Notwithstanding the foregoing, Target Fund will endeavor to discharge all its known liabilities, debts, obligations, and duties before the Effective Time.
1.4.    At or before the Closing, Acquiring Fund shall redeem the Initial Share (as defined in paragraph 5.5) for the amount at which it is issued pursuant to that paragraph. At the Effective Time (or as soon thereafter as is reasonably practicable), Target Fund shall distribute all the Acquiring Fund Shares to its shareholders of record determined at the Effective Time (each, a “Shareholder”), in proportion to their Target Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate (which shall be treated as a complete liquidation of Target Fund for federal tax purposes, within the meaning of section 1.368-2(m)(1)(iv) of the Regulations). That distribution shall be accomplished by Acquiring Trust’s transfer agent’s opening accounts on Acquiring Fund’s shareholder records in the Shareholders’ names and transferring those Acquiring Fund Shares thereto. Pursuant to that transfer, each Shareholder’s account shall be credited with the number of full Acquiring Fund Shares equal to the number of full Target Fund Shares that Shareholder holds at the Effective Time. The aggregate net asset value (“NAV”) of Acquiring Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Target Fund Shares that Shareholder holds at the Effective Time. The value of the assets and the liabilities of Target Fund shall be computed as of the Effective Time, using the valuation procedures approved by the Board of Trustees of Target Trust. The NAV of an Acquiring Fund Share shall be the net asset value per share computed as of the Effective Time using the valuation procedures of Target Trust. All computations of value hereunder shall be made by or under the direction of each Fund’s respective pricing agent.
All issued and outstanding Target Fund Shares, including any represented by certificates, shall simultaneously be canceled on Target Fund’s shareholder records. Acquiring Trust shall not issue certificates representing the Acquiring Fund Shares issued in connection with the Reorganization.
1.5.    Any transfer taxes payable on the issuance and transfer of Acquiring Fund Shares in a name other than that of the registered holder on Target Fund’s shareholder records of the Target Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.
1.6.    Any reporting responsibility of Target Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated. For the avoidance of doubt, Target Fund will be responsible for the mailing of its annual report for the year ended October 31, 2018, to shareholders and providing the same to Acquiring Fund to facilitate the filing of the same on Form N-CSR with the Commission.
1.7.    After the Effective Time, Target Fund shall not conduct any business except in connection with its dissolution and termination. As soon as reasonably practicable after distribution of the Acquiring Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Effective Time, (a) Target Fund shall be terminated as a series of Target Trust and (b) Target Trust shall make all filings and take all other actions necessary and proper to effect Target Fund’s complete dissolution. As provided in paragraph 1.4, on making that distribution, Target Fund’s liquidation shall be complete for federal tax purposes. The dissolution and termination of Target Fund provided for in this paragraph 1.7 is solely for purposes of the laws of the State of Delaware (“Delaware Law”).
2.    CLOSING AND EFFECTIVE TIME
2.1.    Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to take place simultaneously as of 8:00 a.m., Eastern time) on December 24, 2018 (“Effective Time”). The Closing shall be held at Acquiring Trust’s offices or at such other place as to which the Investment Companies agree.
2.2.    Target Trust shall cause the custodian of Target Fund’s assets (“Old Custodian”) (a) to make Target Fund’s portfolio securities available to Acquiring Trust (or to its custodian (“New Custodian”), if Acquiring Trust so directs), for examination, no later than five business days preceding the Effective Time and (b) to transfer and deliver the Assets at the Effective Time to the New Custodian for Acquiring Fund’s account, as follows: (1) duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers, (2) by book entry, in accordance with the Old Custodian’s customary practices and any securities depository (as defined in Rule 17f-4 under the 1940 Act) in which Target Fund’s assets are deposited, in the case of Target Fund’s portfolio securities and instruments deposited with those depositories, and (3) by wire transfer of federal funds in the case of cash. Target Trust shall also direct the Old Custodian to deliver at the Closing an authorized officer’s certificate (a) stating that pursuant to proper instructions provided to the Old Custodian by Target Trust, the Old Custodian has delivered in proper form all of Target Fund’s portfolio securities, cash, and other assets to the New Custodian for Acquiring Fund’s account and (b) attaching a schedule setting forth information (including adjusted basis and holding period, by lot) concerning the Assets. The New Custodian shall certify to Acquiring Trust that such information, as reflected on Acquiring Fund’s books immediately after the Effective Time, does or will conform to that information as so certified by the Old Custodian.
2.3.    Target Trust shall, or cause its transfer agent to, deliver to Acquiring Trust at the Closing an authorized officer’s certificate listing the record Shareholders’ names and the number of outstanding Target Fund Shares each such Shareholder owns, all at the Effective Time, certified by Target Trust’s Secretary or Assistant Secretary. Target Trust shall direct its transfer agent to deliver to Acquiring Trust at the Closing an authorized officer’s certificate showing the number of outstanding Target Fund Shares, all at the Effective Time, certified by its transfer agent. Acquiring Trust shall, or cause its transfer agent to, deliver to Target Trust at or as soon as reasonably practicable after the Closing an authorized officer’s certificate listing the record Shareholders’ names and the number of shares of Acquiring Fund to be credited to Target Fund Shareholders at the Effective Time. Acquiring Trust shall direct its transfer agent to deliver to Target Trust, at or as soon as reasonably practicable after the Closing, an authorized officer’s certificate as to the number of outstanding Acquiring Fund Shares which have been credited to Target Fund’s account on the Acquiring Fund’s shareholder records.
2.4.    In the event that immediately prior to Effective Time (a) the primary trading market for portfolio securities of Acquiring Fund or Target Fund shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Board members of either party to this Agreement, accurate appraisal of the value of Target Fund Shares is impracticable, the Closing shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
2.5.    Target Trust shall deliver to Acquiring Trust and the Investment Adviser, within five business days before the Closing, an authorized officer’s certificate listing each security, by name of issuer and number of shares, that is being carried on Target Fund’s books at an estimated fair market value provided by an authorized pricing vendor for Target Fund.
2.6.    If requested by Acquiring Trust, Target Trust shall direct BBD LLP, an independent registered public accounting firm that audits Target Trust’s books, and other applicable service providers, to provide access at the Closing to all work papers and supporting statements related to financial statements and tax returns, including those related to ASC 740-10-25 (formerly, “Accounting for Uncertainty in Income Taxes,” FASB Interpretation No. 48, July 13, 2006), pertaining to Target Fund (collectively, “Work Papers”) for all fiscal and taxable periods ended October 31, 2017, and for the period from that date through the Effective Time.
2.7.    At the Closing, each Investment Company shall deliver to the other (a) bills of sale, checks, assignments, share certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests and (b) a certificate in form and substance satisfactory to the recipient, and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby.
3.    REPRESENTATIONS AND WARRANTIES
3.1.    Target Trust, on each Target Fund’s behalf, represents and warrants to Acquiring Trust, on the corresponding Acquiring Fund’s behalf, as follows:
(a)    Target Trust (1) is a statutory trust that is duly organized, validly existing and in good standing under Delaware Law, and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (2) is duly registered under the 1940 Act as an open-end management investment company, (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A, and (4) has never elected not to be classified as an association taxable as a corporation;
(b)    Target Fund is a duly established and designated series of Target Trust;
(c)    The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Target Trust’s Board; and this Agreement constitutes a valid and legally binding obligation of Target Trust, with respect to Target Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;
(d)    At the Effective Time, Target Trust will have good and marketable title to the Assets for Target Fund’s benefit and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or that are restricted to resale by their terms); and on delivery and payment for the Assets, Acquiring Trust, on Acquiring Fund’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”), provided that Acquiring Fund will acquire assets that are segregated as collateral for Target Fund’s derivative positions, including without limitation, as collateral for swap positions and as margin for futures positions, subject to such segregation and liens that apply to such assets;
(e)    Target Trust, with respect to Target Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware Law, Target Trust’s Agreement and Declaration of Trust or By-laws, dated as of May 17, 2012, as amended, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which Target Trust, on Target Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Target Trust, on Target Fund’s behalf, is a party or by which it is bound;
(f)    At or before the Effective Time, all material contracts and other commitments of or applicable to Target Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate, without either Fund’s incurring any penalty with respect thereto and without diminishing or releasing any rights Target Trust may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;
(g)    No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Target Trust’s knowledge, threatened against Target Trust, with respect to Target Fund or any of its properties or assets attributable or allocable to Target Fund, that, if adversely determined, would materially and adversely affect Target Fund’s financial condition or the conduct of its business; and Target Trust, on Target Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Target Fund’s business or Target Trust’s ability to consummate the transactions contemplated hereby;
(h)    Target Fund’s Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a “Statement”) at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended October 31, 2017 (October 31, 2018, should the Effective Date be later than December 30, 2018), have been audited by BBD LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); and those Statements (copies of which Target Trust has furnished to Acquiring Trust), present fairly, in all material respects, Target Fund’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein. Target Fund’s Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets at and for the six months ended April 30, 2018, are in accordance with GAAP; and those Statements (copies of which Target Trust has furnished to Acquiring Trust), present fairly, in all material respects, Target Fund’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein;
(i)    Since October 31, 2017, there has not been any material adverse change in Target Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business; for purposes of this subparagraph, a decline in NAV per Target Fund Share due to declines in market values of securities Target Fund holds, the discharge of Target Fund liabilities, or the redemption of Target Fund Shares by its shareholders shall not constitute a material adverse change;
(j)    By the Effective Time, all material Returns (as defined below) of each Target Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof. To the Investment Companies’ knowledge, no such Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on an Target Fund or its Assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in each Target Fund’s financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements. As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto);
(k)    Target Fund is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service (“Service”) or is a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; Target Fund is a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); for each taxable year of its operation (including its current taxable year through the Effective Time (“current year”)), Target Fund has met (and for the current year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a “regulated investment company” (as defined in section 851(a)(1)) (“RIC”) and has been (and for the current year will be) eligible to and has computed (and for the current year will compute) its federal income tax under section 852; Target Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to sections 852 or 4982; and Target Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;
(l)    All issued and outstanding Target Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Target Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Target Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Target Fund’s shareholder records, as provided in paragraph 2.3;
(m)    Target Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;
(n)    Target Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));
(o)    Not more than 25% of the value of Target Fund’s total assets (excluding cash, cash items, and Government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of those assets is invested in the stock and securities of five or fewer issuers; for purposes of this representation, Target Fund shall be treated as holding its proportionate share of the assets held by any other RICs (including exchange-traded funds that are RICs) in which it invests;
(p)    Target Fund’s current prospectus and statement of additional information (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) at the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or at the Effective Time do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(q)    The information furnished or to be furnished by Target Trust for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the information Target Trust provided for inclusion in the Registration Statement and the Proxy (as defined in paragraph 3.3(a)(1) and (2), respectively) (other than written information provided by Acquiring Trust for inclusion therein) will, on their respective effective dates, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 4.2) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(r)    Target Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus and statement of additional information, except as previously disclosed in writing to Acquiring Trust;
(s)    The Acquiring Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;
(t)    [RESERVED];
(u)    Target Trust has maintained with respect to Target Fund, in all material respects, all books and records required of a registered investment company in compliance with the requirements of section 31 of the 1940 Act and rules thereunder, and those books and records are true and correct in all material respects;
(v)    Target Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act;
(w)    Target Fund does not have any unamortized or unpaid organizational fees or expenses;
(x)    [RESERVED];
(y)    [RESERVED]; and
(z)    Target Trust is undertaking the Reorganization for bona fide business purposes (and not a purpose to avoid federal income tax).
3.2.    Acquiring Trust, on Acquiring Fund’s behalf, represents and warrants to Target Trust, on Target Fund’s behalf, as follows:
(a)    Acquiring Trust (1) is a statutory trust that is duly organized, validly existing and in good standing under Delaware Law, and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (2) is duly registered under the 1940 Act as an open-end management investment company, (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A, and (4) has never elected not to be classified as an association taxable as a corporation;
(b)    At the Effective Time, Acquiring Fund will be a duly established and designated series of Acquiring Trust; Acquiring Fund has not commenced operations and will not do so until after the Closing; and, immediately before the Closing, Acquiring Fund will be a shell series of Acquiring Trust, without assets (except the amount paid for the Initial Share if it has not already been redeemed by that time) or liabilities, created for the purpose of acquiring the Assets, assuming the Liabilities, and continuing Target Fund’s business;
(c)    The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Acquiring Trust’s Board; and this Agreement constitutes a valid and legally binding obligation of Acquiring Trust, with respect to Acquiring Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;
(d)    Before the Closing, there will be no (1) issued and outstanding Acquiring Fund Shares or (2) any other securities issued by Acquiring Fund, except the Initial Share;
(e)    No consideration other than Acquiring Fund Shares (and Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;
(f)    Acquiring Trust, with respect to Acquiring Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware Law, Acquiring Trust’s Declaration of Trust or By Laws, dated September 8, 2008, as amended, or any Undertaking to which Acquiring Trust, on Acquiring Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Acquiring Trust, on Acquiring Fund’s behalf, is a party or by which it is bound;
(g)    No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Acquiring Trust’s knowledge, threatened against Acquiring Trust, with respect to Acquiring Fund or any of its properties or assets attributable or allocable to Acquiring Fund, that, if adversely determined, would materially and adversely affect Acquiring Fund’s financial condition or the conduct of its business; and Acquiring Trust, on Acquiring Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Acquiring Fund’s business or Acquiring Trust’s ability to consummate the transactions contemplated hereby;
(h)    Acquiring Fund is not (and will not be) classified as a partnership, and instead is (and will be) classified as an association that is taxable as a corporation, for federal tax purposes and either has elected (or will timely elect) the latter classification by filing Form 8832 with the Service or is (and will be) a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; Acquiring Fund has not filed any income tax return and will file its first federal income tax return after the completion of its first taxable year after the Effective Time as a RIC on Form 1120-RIC; Acquiring Fund will be a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)) and has not taken and will not take any steps inconsistent with its qualification as such or its qualification and eligibility for treatment as a RIC under Subchapter M; assuming that Target Fund will meet the requirements of Subchapter M for qualification as a RIC for its taxable year in which the Reorganization occurs, Acquiring Fund will meet those requirements, and will be eligible to and will compute its federal income tax under section 852, for its taxable year in which the Reorganization occurs; and Acquiring Fund intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for its next taxable year;
(i)    The Acquiring Fund Shares to be issued and delivered to Target Fund, for the Shareholders’ accounts, pursuant to the terms hereof, (1) will at the Effective Time have been duly authorized and duly registered under the federal securities laws, and appropriate notices respecting them will have been duly filed under applicable state securities laws, and (2) when so issued and delivered, will be duly and validly issued and outstanding Acquiring Fund Shares and will be fully paid and non-assessable by Acquiring Trust;
(j)    There is no plan or intention for Acquiring Fund to be dissolved or merged into another business or statutory trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;
(k)    Assuming the truthfulness and correctness of Target Trust’s representation and warranty in paragraph 3.1(o), immediately after the Reorganization (1) not more than 25% of the value of Acquiring Fund’s total assets (excluding cash, cash items, and Government securities) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers; for purposes of this representation, Acquiring Fund shall be treated as holding its proportionate share of the assets held by any other RICs (including exchange-traded funds that are RICs) in which it invests;
(l)    Immediately after the Effective Time, Acquiring Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));
(m)    The information furnished or to be furnished by Acquiring Trust for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the Registration Statement and the Proxy (other than written information provided by Target Trust for inclusion therein) will, on their respective effective dates, at the Effective Time, and at the time of the Shareholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(n)    [RESERVED]; and
(o)    Acquiring Trust is undertaking the Reorganization for bona fide business purposes (and not a purpose to avoid federal income tax).
3.3.    Each Investment Company, on its Fund’s behalf, represents and warrants to the other Investment Company, on its Fund’s behalf, as follows:
(a)    No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, or state securities laws, and no consents, approvals, authorizations, or orders of any court are required, for its execution or performance of this Agreement on its Fund’s behalf, except for (1) Acquiring Trust’s filing with the Commission of a registration statement on Form N-1A relating to the Acquiring Fund, and any supplement or amendment thereto, including therein a prospectus (“Registration Statement”), (2) Acquiring Trust’s filing with the Commission of a proxy/registration statement on Form N-14 (“Proxy”), and (3) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time;
(b)    The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Shareholder’s Target Fund Shares the Shareholder actually or constructively surrenders in exchange therefor;
(c)    The fair market value of the Assets will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;
(d)    None of the compensation received by any Shareholder who or that is an employee of or service provider to Target Fund will be separate consideration for, or allocable to, any of the Target Fund Shares that Shareholder holds; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;
(e)    No expenses incurred by Target Fund or on its behalf in connection with the Reorganization will be paid or assumed by Acquiring Fund, Investment Adviser, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Fund Shares will be transferred to Target Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and
(f)    Immediately following consummation of the Reorganization, (1) the Shareholders will own all the Acquiring Fund Shares and will own those Shares solely by reason of their ownership of the Target Fund Shares immediately before the Reorganization, and (2) Acquiring Fund will hold the same assets and be subject to the same liabilities that Target Fund held or was subject to immediately before the Reorganization.
4.    COVENANTS
4.1.    Target Trust covenants to operate Target Fund’s business in the ordinary course between the date hereof and the Effective Time, it being understood that such ordinary course of business will include purchases and sales of portfolio securities and other instruments, sales and redemptions of Target Fund Shares in Creation Unit quantities, and the declaration and payment of regular and customary periodic dividends and other distributions, and any other distribution that may be advisable.
4.2.    Target Trust covenants to call a meeting of Target Fund’s shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby (“Shareholders Meeting”).
4.3.    Target Trust covenants that it will assist Acquiring Trust in obtaining information Acquiring Trust reasonably requests concerning the beneficial ownership of Target Fund Shares.
4.4.    Target Trust covenants that it will turn over its books and records pertaining to Target Fund (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to Acquiring Trust at the Closing.
4.5.    Each Investment Company covenants to cooperate with the other in preparing the Registration Statement and the Proxy in compliance with applicable federal and state securities laws.
4.6.    Each Investment Company covenants that it will, from time to time, as and when requested by the other, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken any further action(s), the other Investment Company deems necessary or desirable in order to carry out the intent and purpose hereof, including, without limitation, to vest in, and confirm to, (a) Acquiring Trust, on Acquiring Fund’s behalf, title to and possession of all the Assets, and (b) Target Trust, on Target Fund’s behalf, title to and possession of the Acquiring Fund Shares to be delivered hereunder.
4.7.    Acquiring Trust covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act, the rules of Nasdaq and NYSE Arca, Inc. (each an “Exchange”) as applicable, and relevant state securities laws, to commence and continue Acquiring Fund’s operations after the Effective Time.
4.8.    Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.
4.9.    Target Trust covenants that, as promptly as practicable, but in any case within 60 days, after the Effective Time, it will furnish to Acquiring Trust, in a form reasonably satisfactory thereto, a certificate stating Target Fund’s earnings and profits for federal income tax purposes and any capital loss carryovers and other items that will be carried over to Acquiring Fund pursuant to section 381.
4.10.    It is each Investment Company’s intention that the Reorganization will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and in furtherance thereof, each Investment Company covenants that it will not take any action or cause any action to be taken (including the filing of any tax return) that is inconsistent with that treatment or results in the failure of the Reorganization to so qualify.
4.11.    [RESERVED].
(a)    Target Trust and Acquiring Trust will provide each other and their respective representatives with such cooperation, assistance, and information as either of them reasonably may request of the other in filing any Tax Returns, amended return or claim for refund, determining a liability for Taxes, or in determining the financial reporting of any tax position, or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.
(b)    Target Trust covenants that by the time of the Effective Time, all of each Target Fund’s federal and other Tax Returns and reports required by law to be filed on or before such date shall have been filed and all federal and other Taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such Taxes; provided, however, if all of the income Tax Returns (e.g., Form 1120-RIC) required to be filed by the Target Funds for the fiscal year ended October 31, 2018 have not been filed by the Closing, the Target Trust shall timely file with the relevant taxing authorities all such returns and the Target Trust shall make available to the Acquiring Trust such returns one week prior to filing such returns. For the avoidance of doubt, the Acquiring Funds will be responsible for preparing and filing Tax Returns for taxable periods of the Funds beginning after October 31, 2018.
5.    CONDITIONS PRECEDENT
Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time, and (c) the following further conditions that, at or before that time:
5.1.    This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by Target Fund’s shareholders at the Shareholders Meeting;
5.2.    All necessary filings shall have been made with the Commission, the Exchange, and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby. The Registration Statement of Acquiring Fund relating to the continuous offering of Acquiring Fund Shares in Creation Units and the Proxy shall have become effective under the 1933 Act and the 1934 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to each Investment Company’s best knowledge, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened, or contemplated under the 1933 Act, the 1934 Act or the 1940 Act. The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act. All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission, the Exchange and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund’s assets or properties;
5.3.    At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company’s best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;
5.4.    The Investment Companies shall have received an opinion of Stradley Ronon Stevens & Young, LLP (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”). In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 7, shall survive the Closing), and in separate letters, if Counsel requests, addressed to it and any certificates delivered pursuant to paragraph 2.7(b). The Tax Opinion shall be substantially to the effect that – based on the facts and assumptions stated therein and conditioned on those representations and warranties being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved) – for federal income tax purposes:
(a)    The acquisition by the Acquiring Fund of all of the Assets of its corresponding Target Fund in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of its corresponding Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
(b)    No gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to, and assumption of its Liabilities by, its corresponding Acquiring Fund in exchange solely for the Acquiring Fund shares pursuant to Sections 361(a) and 357(a) of the Code.
(c)    No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of its corresponding Target Fund in exchange solely for the Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of its corresponding Target Fund pursuant to Section 1032(a) of the Code.
(d)    No gain or loss will be recognized by the Target Fund upon the distribution of its corresponding Acquiring Fund’s shares to its shareholders in complete liquidation of the Target Fund pursuant to Section 361(c)(1) of the Code.
(e)    The tax basis of the Assets of the Target Fund received by the corresponding Acquiring Fund will be the same as the tax basis of the Assets to the Target Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.
(f)    The holding periods of the Assets of the Target Fund received by its corresponding Acquiring Fund will include the periods during which such Assets were held by the Target Fund pursuant to Section 1223(2) of the Code.
(g)    No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund shares for its corresponding Acquiring Fund’s shares, pursuant to Section 354(a) of the Code.
(h)    The aggregate tax basis of the Acquiring Fund shares received by shareholders of a Target Fund will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(i)    The holding period of the Acquiring Fund shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held such Target Fund as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code.
(j)    For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Target Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Income Tax Regulations promulgated thereunder.
Notwithstanding the foregoing, the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Target Fund Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.
5.5.    Before the Closing, Acquiring Trust’s Board shall have authorized the issuance of, and Acquiring Trust shall have issued, one Acquiring Fund Share (“Initial Share”) to the Investment Adviser or an affiliate thereof, in consideration of the payment of $10.00 (or other amount that Board determines), to vote on the investment management agreement and sub-advisory agreement, and to take whatever action it may be required to take as Acquiring Fund’s sole shareholder;
5.6.    Acquiring Trust, on Acquiring Fund’s behalf, shall have entered into, or adopted, as appropriate, an investment management contract, a sub-advisory contract, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for Acquiring Fund’s operation as a series of an open-end management investment company. Each such contract, plan, and agreement shall have been approved by Acquiring Trust’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its trustees who are Non-Interested Persons thereof, and by the Investment Adviser or its affiliate as Acquiring Fund’s sole shareholder;
5.7.    At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.1 and 5.4) if, in the judgment of its Board, that waiver will not have a material adverse effect on its Fund’s shareholders’ interests;
5.8.    Target Trust, on behalf of Target Fund, shall have received an opinion of Stradley Ronon Stevens & Young, LLP, dated the Effective Time, addressed to and in form and substance reasonably satisfactory to Target Trust, to the effect that (i) Acquiring Trust is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware; (ii) this Agreement and the transactions contemplated thereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite statutory trust action of Acquiring Trust, on behalf of Acquiring Fund, and this Agreement is a legal, valid and binding agreement of Acquiring Trust in accordance with its terms; and (iii) the shares of Acquiring Trust, on behalf of Acquiring Fund, to be issued in the reorganization, upon issuance thereof in accordance with this Agreement, will have been validly issued and fully paid and will be non-assessable; and
5.9.    Acquiring Trust, on behalf of Acquiring Fund, shall have received an opinion of Thompson Hine LLP, dated the Effective Time, addressed to and in form and substance reasonably satisfactory to Acquiring Trust, to the effect that: (i) Target Trust is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware; and (ii) this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite statutory trust action of Target Trust, on behalf of Target Fund, and this Agreement is a legal, valid and binding agreement of Target Trust in accordance with its terms.
6.    EXPENSES
Subject to complying with the representation and warranty contained in paragraph 3.3(e), the Investment Adviser shall bear 100% of the Reorganization Expenses. The Reorganization Expenses include (1) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing and filing Target Fund’s prospectus supplements and the Registration Statement, and printing and distributing Acquiring Fund’s prospectus and Target Fund’s proxy materials, (2) legal and accounting fees, including fees of counsel to each Investment Company and its Non-Interested Persons, (3) transfer agent and custodian conversion costs, (4) transfer taxes for foreign securities, (5) proxy solicitation costs, and (6) expenses of holding the Shareholders Meeting (including any adjournments thereof) but excluding brokerage costs, the Investment Adviser’s travel expenses, and similar expenses not directly related to the Reorganization. This paragraph 6 shall survive the Closing (notwithstanding anything to the contrary in paragraph 7) and any termination of this Agreement pursuant to paragraph 8. Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.
7.    ENTIRE AGREEMENT; NO SURVIVAL
Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing unless expressly provided for herein.
8.    TERMINATION
This Agreement may be terminated at any time at or before the Closing:
8.1.    By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, or (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization; or
8.2.    By the Investment Companies’ mutual written agreement.
In the event of termination under paragraphs 8.1(c) or 8.2, neither Investment Company (nor its trustees, officers, or shareholders) shall have any liability to the other Investment Company except for the payment of Reorganization Expenses as provided in paragraph 6.
9.    AMENDMENTS
The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding Target Fund’s shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.
10.    SEVERABILITY
Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.
11.    MISCELLANEOUS
11.1.    This Agreement shall be governed by and construed in accordance with the internal Delaware Law, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between that law and the federal securities laws, the latter shall govern.
11.2.    Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than Acquiring Trust, on Acquiring Fund’s behalf, or Target Trust, on Target Fund’s behalf, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
11.3.    Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than its Fund but are only binding on and enforceable against its property attributable to and held for the benefit of its Fund (“Fund’s Property”) and not its property attributable to and held for the benefit of any other series thereof. Each Investment Company, in asserting any rights or claims under this Agreement on its or its Fund’s behalf, shall look only to the other Fund’s Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees, officers, or shareholders.
11.4.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.
Horizons ETF Trust I, each of its series
listed under the heading “Target Funds” on Schedule A

By:    /s/ Jonathan S. Molchan
Name:    Jonathan S. Molchan
Title:    President

Global X Funds, each of its series listed under the heading “Acquiring Funds” on Schedule A

By:    /s/ Chang Kim
Name:    Chang Kim
Title:    COO

Solely for purposes of paragraph 6,
Global X Management Company, LLC

By:    /s/ Chang Kim
Name:    Chang Kim
Title:    COO

SCHEDULE A
Target Funds
Horizons DAX Germany ETF
Horizons NASDAQ 100® Covered Call ETF
Horizons S&P 500® Covered Call ETF

Acquiring Funds
Global X DAX Germany ETF
Global X NASDAQ 100® Covered Call ETF
Global X S&P 500® Covered Call ETF